Exhibit 23.2
Financial Strategies Consulting Group, LLC

Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com
July 20, 2007
Mr. Bruce Felt
Chief Financial Officer
SuccessFactors, Inc.
999 Baker Way, Suite 500
San Mateo, CA 94404

Re:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in Form S-1 filing of SuccessFactors, Inc.
Dear Mr. Felt:
We hereby consent to the inclusion in the registration statement on Form S-1 of SuccessFactors, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of SuccessFactors, Inc. and to references to our firm’s name therein.
In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.
Sincerely,
Financial Strategies Consulting Group, LLC

By:	/s/ Gregory S. Ansel

Gregory S. Ansel
Principal